Exhibit 8.1
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005-1413
          May 29, 2009
Nabors Industries Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton, HM08 Bermuda
Ladies and Gentlemen:
     We have acted as special United States tax counsel to Nabors Industries Ltd., a Bermuda exempted company (the “Company”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended, on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”), which includes the prospectus (the “Prospectus”), with respect to the registration of up to 104,520 common shares, par value $.001 per share, of the Company issuable upon exchange of exchangeable shares, without par value, of Nabors Exchangeco (Canada) Inc., a Canadian corporation.
     We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Income Tax Considerations — Material United States Federal Income Tax Considerations,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP
ABP/AW